Exhibit 99.1

For Immediate Release

Investor Contact:	Media Contact:
Inspire Pharmaceuticals, Inc.	BMC Communications
Jenny Kobin	Dan Budwick
VP, Investor Relations and Corporate Communications	(973) 271-6085
(919) 941-9777, Extension 219

INSPIRE ANNOUNCES NEW DATA FROM DENUFOSOL PHASE 3 PROGRAM AT

NORTH AMERICAN CYSTIC FIBROSIS CONFERENCE

-TIGER-1 Open-Label Extension Completed-

-Open-Label Extension Suggests Progressive Improvement in FEV1-

DURHAM, NC—October 24, 2008—Inspire Pharmaceuticals, Inc. (NASDAQ: ISPH) announced today the presentation of additional data from TIGER-1, the Company’s first Phase 3 trial with denufosol tetrasodium for the treatment of cystic fibrosis, at the 22nd Annual North American Cystic Fibrosis Conference (NACFC) in Orlando, FL on October 23 - 25, 2008.

As previously announced, the TIGER-1 trial demonstrated statistical significance for its primary efficacy endpoint, which was the change in FEV1 (Forced Expiratory Volume in One Second) from baseline at the trial endpoint (at 24 weeks or last observation carried forward). The new data presented today at the NACFC indicate that patients who continued to receive denufosol for an additional 24 weeks during the open-label extension experienced a progressive improvement in FEV1. These patients who received denufosol for 48 weeks during TIGER-1 experienced a mean change from baseline in FEV1 of 115 ml, almost a two-and-a-half fold increase compared to the initial 48 ml increase at the end of the 24-week placebo-controlled portion of the trial.

The patients who crossed over from placebo to denufosol at Week 24 also experienced improvements in FEV1 when receiving denufosol during the open-label extension. These patients had a 78 ml increase from baseline, of which only 3 ml were observed during the 24-week placebo-controlled portion of the trial.

The patient retention rate in the open-label extension was high, with an approximate 95% completion rate for the patients who entered the open-label extension. The detailed results from the open-label extension of TIGER-1 are expected to be available in the first quarter of 2009.

The Company also announced an enrollment update for TIGER-2, Inspire’s second Phase 3 clinical trial with denufosol. As of October 17, 2008, 133 patients had been randomized at 41 of approximately 100 clinical sites across the United States, Canada, Australia and New Zealand.

4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703

Telephone 919.941.9777 — Fax 919.941.9797

Frank J. Accurso, M.D., Professor of Pediatrics and Cystic Fibrosis Center Director, The Children’s Hospital, University of Colorado Denver and lead principal investigator of TIGER-1, stated, “These are very exciting, promising data suggesting that denufosol can make a difference for CF patients, particularly since the therapy could benefit all types of patients regardless of their specific genetic mutation. The clinically-meaningful improvement in FEV1 that continues over time without apparent abatement at Week 48 is particularly notable in patients with relatively mild lung function impairment.”

“We greatly appreciate the dedication of the clinical investigators and study coordinators that have participated in our Phase 3 clinical program. We would also like to thank the patients and their families who participated in TIGER-1 and those who have elected to participate in the ongoing 48-week TIGER-2 trial,” stated Christy L. Shaffer, Ph.D., President and CEO of Inspire. “We are pleased to have the opportunity to announce this new data at the North American CF Conference, since we have worked closely with the CF Foundation throughout the development of denufosol and appreciate the valuable support and advice they have provided.”

NACFC Denufosol Presentation Details

Key highlights of the denufosol development program are included in the Plenary Session II presented by Preston W. Campbell, III, M.D., Executive Vice President for Medical Affairs at the Cystic Fibrosis Foundation (CFF):

•	The CFF Pipeline: The Amazing Story of Progress, Hope, and Challenge

•	Friday, October 24, 2008; 9:00 a.m. - 10:30 a.m.

•	Location: Sabal/Royal/Canary

An oral presentation of the TIGER-1 data will take place during the Symposium Session entitled, “New Therapies for CF Lung Disease: Update on Clinical Trials.” The denufosol portion will be presented by Frank J. Accurso, M.D., Professor of Pediatrics and Cystic Fibrosis Center Director, The Children’s Hospital, University of Colorado Denver and lead principal investigator of TIGER-1:

•	The TIGER-1 Phase 3 Clinical Trial of Denufosol in Cystic Fibrosis

•	Saturday, October 25, 2008; 11:50 a.m. - 12:20 p.m.

•	Location: Palms/Sabal

A poster related to preclinical pharmacokinetic denufosol data is also available:

•	Pharmacokinetics of Denufosol: Results from Preclinical Studies (C. Crean; S.J. Godin; M. Cowlen; D. Kellerman)

•	Thursday, October 23, 2008; 11:50 a.m. - 1:50 p.m.

•	Friday, October 24, 2008; 4:30 p.m. - 6:30 p.m.

•	Location: Cypress 1-2 (both days)

Inspire is hosting an investor and analyst meeting in conjunction with NACFC regarding the denufosol Phase 3 clinical program. Related materials from the NACFC will be posted on Inspire’s website, www.inspirepharm.com, following the conference.

4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703

Telephone 919.941.9777 — Fax 919.941.9797

About the Denufosol Phase 3 Development Program

The TIGER-1 Phase 3 clinical trial was a 24-week, double-blind, placebo-controlled, randomized clinical trial comparing 60 mg of denufosol to placebo, administered three-times daily by jet nebulizer, in 352 CF patients with FEV1 ≥ 75%. This portion was followed by a 24-week open-label denufosol extension in approximately 300 patients. In June 2008, Inspire announced the trial demonstrated statistical significance for its primary efficacy endpoint, which was the change in FEV1 (Forced Expiratory Volume in One Second) from baseline at the trial endpoint (at 24 weeks or last observation carried forward). Patients treated with denufosol had a statistically significant improvement in FEV1 compared to placebo (45 milliliter treatment group difference, p = 0.047). On average, patients on denufosol improved in FEV1 relative to baseline whereas patients on placebo remained essentially unchanged. Secondary endpoints were also evaluated during the placebo-controlled portion of TIGER-1. There was a trend in differences in FEF25%-75% (Forced Expiratory Flow 25%-75%), a measure of small airway function, favoring denufosol over placebo (87.5 milliliters/second treatment group difference, p = 0.072). There were no statistically significant differences between denufosol and placebo relative to the frequency of pulmonary exacerbations.

The TIGER-2 Phase 3 clinical trial is a 48-week, double-blind, placebo-controlled, randomized clinical trial comparing 60 mg of denufosol to placebo, administered three-times daily by jet nebulizer, in approximately 450 patients with FEV1 ≥ 75% and ≤ 110% predicted normal. The primary efficacy endpoint is change from baseline in FEV1 (in liters) at the 48-week trial endpoint. Inspire is targeting completion of TIGER-2 enrollment in 2009.

About Denufosol

Denufosol is designed to enhance the lung’s innate mucosal hydration and mucociliary clearance mechanisms, which in CF patients are impaired due to a genetic defect. By hydrating airways and stimulating mucociliary clearance through activation of the P2Y2 receptor, denufosol can potentially help keep the lungs of CF patients clear of thickened mucus, reduce infections and limit the damage that occurs as a consequence of the prolonged retention of thick and tacky infected secretions. Denufosol for the treatment of CF has been granted Fast Track designation and orphan drug status in the United States by the FDA and orphan drug designation in Europe by the European Medicines Agency (EMEA). Inspire holds world-wide rights for denufosol.

About Inspire

Inspire is a biopharmaceutical company dedicated to discovering, developing and commercializing prescription pharmaceutical products for ophthalmic and pulmonary diseases. Inspire is currently developing products for dry eye, cystic fibrosis and glaucoma. Inspire employs a U.S. sales force for the promotion of AzaSite® (azithromycin ophthalmic solution) 1% for bacterial conjunctivitis, Elestat® (epinastine HCl ophthalmic solution) 0.05% for allergic conjunctivitis and Restasis® (cyclosporine ophthalmic emulsion) 0.05% for dry eye. Elestat and Restasis are registered trademarks owned by Allergan, Inc. AzaSite is a registered trademark owned by InSite Vision Incorporated. For more information, visit www.inspirepharm.com.

4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703

Telephone 919.941.9777 — Fax 919.941.9797

Forward-Looking Statements

The forward-looking statements in this news release relating to management’s expectations and beliefs are based on preliminary information and management assumptions. Specifically, no assurance can be made with respect to the ability of denufosol tetrasodium to show improvement in FEV1 in a placebo-controlled trial longer than 24 weeks, including without limitation progressive improvement over the course of a clinical trial; the timing of the detailed results from the open-label extension of TIGER-1; the ability of denufosol to make a difference for CF patients, including without limitation the ability of denufosol to benefit all types of patients regardless of their specific genetic mutation; the ability of denufosol to show a clinically meaningful improvement in FEV1 that continues over time without apparent abatement at Week 48 (or any other time period); or the timing of completion of TIGER-2 enrollment. Such forward-looking statements are subject to a wide range of risks and uncertainties that could cause results to differ in material respects, including those relating to product development, revenue, expense and earnings expectations, intellectual property rights, adverse litigation developments, competitive products, results and timing of clinical trials, success of marketing efforts, the need for additional research and testing, delays in manufacturing, funding, and the timing and content of decisions made by regulatory authorities, including the U.S. Food and Drug Administration. Further information regarding factors that could affect Inspire’s results is included in Inspire’s filings with the SEC. Inspire undertakes no obligation to publicly release the results of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof.

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4222 Emperor Boulevard, Suite 200 — Durham, North Carolina 27703

Telephone 919.941.9777 — Fax 919.941.9797